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                                                             Exhibit 2
                                     PROXY


     For good and valuable consideration, receipt of which is hereby acknowledged, the undersigned,NTS Financial Services, Ltd., hereby appoints Bruce Galloway , the proxy of the undersigned during the Proxy Term (as defined below), with full power to vote at any duly called special or annual meeting of shareholders or by written consent as authorized by law, in such manner as he, in his sole discretion, deems proper, as and when issued, all of the shares (the "Shares") of Common Stock of Today's Man, Inc., a Pennsylvania corporation (the Company") owned by the undersigned and any additional shares of Common Stock issued to the undersigned during the Proxy Term.

     The term of this Proxy shall commence on the date hereof and shall continue for a one year period from the date hereof (the "Proxy Term")

     At any time and from time to time during the Proxy Term, the undersigned shall execute and deliver to Galloway or his designees such additional proxies or instruments as may be deemed by Galloway necessary or desirable to effectuate the purposes of this Proxy or further to evidence the right and powers granted hereby.

     IN WITNESS WHEREOF the undersigned has executed this Proxy as of the 30th day of January 2003.

                                  By:
                                        -----------------------------
                                  Name: NTF Financial Services, Ltd
                                        SHONA LOUISE WHITE KAY-LINDA RICHARDSON
                                  Title:PRESIDENT          SECRETARY

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